As filed with the Securities and Exchange Commission on January 2, 2018

Registration No. 333-212301

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POTASH CORPORATION OF SASKATCHEWAN INC.

(Exact name of registrant as specified in its charter)

Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 500, 122 – 1st Avenue South

Saskatoon, Saskatchewan, Canada S7K 7G3

(306) 933-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph A. Podwika

Senior Vice President, General Counsel and Secretary

Potash Corporation of Saskatchewan Inc.

Suite 500, 122 – 1st Avenue South

Saskatoon, Saskatchewan, Canada S7K 7G3

(306) 933-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel T. May Neil M. Simon Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309-3053 (404) 521-3939	Christopher J. Cummings Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Approximate date of commencement of proposed sale to the public:

This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the registration statement on Form S-3 (File No. 333-212301) (the “Registration Statement”) filed by Potash Corporation of Saskatchewan Inc. (“PotashCorp”) with the Securities and Exchange Commission, which registered an indeterminate amount of debt securities.

On January 1, 2018, pursuant to an arrangement agreement, dated September 11, 2016, between PotashCorp and Agrium Inc. (“Agrium”), PotashCorp became a wholly owned subsidiary of Nutrien Ltd. (“Nutrien”), a parent entity formed to manage and hold the combined businesses of PotashCorp and Agrium as a result of the transactions under a plan of arrangement under the Canada Business Corporations Act, involving, among others, Nutrien, PotashCorp and Agrium (the “Arrangement”).

As a result of the completion of the Arrangement, PotashCorp has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by PotashCorp in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, PotashCorp hereby removes from registration all of such securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the post-effective amendment to the registration statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saskatoon, Province of Saskatchewan, Canada, on January 2, 2018.

POTASH CORPORATION OF SASKATCHEWAN INC.

By:	/s/ Joseph A. Podwika
Name: Joseph A. Podwika
Title: Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign the post-effective amendment to the registration statement in reliance upon Rule 478 under the Securities Act of 1933.